EXHIBIT 10.1

Private Client Group

Merrill Lynch Business
Financial Services Inc.
222 North LaSalle Street
17th Floor
Chicago, Illinois 60601
(312) 499-3117
FAX: (312) 368-1387

April 28, 2004

Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, TX 75234

                    Re: WCMA Line of Credit Increase and Extension

Dear Mr. Estill:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”) and Collegiate Pacific Inc. (“Customer”) with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 586-07067 between MLBFS and Customer, and all previous amendments and extensions thereof, including without limitation the amendments dated December 23, 2003 and April 1, 2004 (collectively, the “Loan Agreement”), and (ii) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer’s obligations to MLBFS in connection therewith (collectively, the “Loan Documents”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

Subject to the terms hereof, effective as of the “Effective Date” (as defined below) the Loan Documents are hereby amended as follows:

The definition of the “Line Fee” in the Loan Agreement for the period ending December 31, 2005, shall be $90,000.00. In addition, Customer agrees to pay an increase fee (covering the increase in the Maximum WCMA Line of Credit during the period between the Effective Date and December 31, 2004) in the amount of $35,000.00. Customer hereby authorizes and directs MLBFS to charge said $90,000.00 and $35,000.00 to WCMA Account No. 586-07067 on or any time after the Effective Date.

The definition of “Initial Maturity Date” in the Loan Agreement is hereby amended from December 31, 2004 to December 31, 2005.

The definition of “Maximum WCMA Line of Credit” in the Loan Agreement is hereby amended to mean, as of any date of determination thereof, an amount equal to the lesser of: (A) 80% of Customer’s and Business Guarantors’ aggregate Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, Chattel Paper with installments or other sums more than 90 days past due, Accounts directly or indirectly due from any person or entity not domiciled in the continental United States, Alaska or Hawaii, or from any shareholder, officer or employee of Customer or Business Guarantors or any affiliated entity, or Accounts arising out of bonded jobs or retainage ) plus 50% of Customer’s and Business Guarantors’ aggregate Inventory, as shown on its regular books and records (excluding all work-in-process inventory) or (B) $12,000,000.00.

The first sentence of Section 2.2 (j) of the Loan Agreement, Use of WCMA Loan Proceeds, is hereby amended by deleting that sentence and replacing it with the following sentence:

The proceeds of each WCMA Loan initiated by Customer shall be used by Customer solely for working capital in the ordinary course of its business, for Customer’s payment of quarterly dividends to its shareholders or the payment of the redemption price to all unexercised holders of Customer’s warrants, or, with the prior written consent of MLBFS, for other lawful business purposes of Customer not prohibited hereby.

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Collegiate Pacific Inc.
April 28, 2004
Page No. 2

Section 3.2 of the Loan Agreement, Financial and Other Information, subsections (a) (ii) and (iii) are hereby amended by deleting those subsections in their entirety and replacing them with the following subsections:

(ii) Within 30 days after the close of each fiscal month of Customer, a copy of the Accounts Receivable Aging of Customer and each Business Guarantor as of the end of such fiscal month;

(iii) Within 30 days after the close of each fiscal month of Customer, a copy of the Inventory Report (as and to the extent applicable, breaking out Inventory by location, and separately reporting any work in process) of Customer and each Business Guarantor as of the end of such fiscal month;

Subsections (vi) and (vii) are hereby added to Section 3.2 (a) of the Loan Agreement as follows:

(vi) Within 45 days after the close of each fiscal quarter of Customer, a copy of the interim consolidated and consolidating financial statements of Customer and Business Guarantors for such fiscal quarter (including in reasonable detail both a balance sheet as of the close of such fiscal period, and statement of profit and loss for the applicable fiscal period);

(vii) Within 30 days after the close of each fiscal month of Customer, a Borrowing Base Certificate, duly executed by an authorized officer of Customer, in the form of Exhibit B-1 attached hereto;

Section 3.3 (g) of the Loan Agreement, Merger, Change in Business, is hereby amended to add the following clause to the end of subsection (g) (i):

”, except Customer’s wholly-owned subsidiaries may be merged into and with Customer, provided MLBFS receives 30 days prior written notice of such merger, Customer is the surviving entity, and Customer assumes all such subsidiaries obligations to MLBFS including without limitation, the terms of any debt subordination agreements in favor of MLBFS

Section 3.3 (h) of the Loan Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

Fixed Charge Coverage. Customer’s and Business Guarantors’ aggregate “Fixed Charge Coverage Ratio” shall at all times exceed 1.50 to 1. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges, minus any internally financed capital expenditures, to (b) the sum of (i) any dividends and other distributions paid or payable to shareholders, any taxes paid in cash, and interest expense, as determined on a trailing 12-month basis, plus (ii) the aggregate principal scheduled to be paid or accrued over the next 12 month period and the aggregate rental under capital leases scheduled to be paid or accrued over the next 12 month period; all as set forth in Customer’s and Business Guarantors’ regular annual financial statements prepared in accordance with GAAP.

Section 3.3 (i) of the Loan Agreement, is hereby amended by deleting that section in its entirety and replacing it with the following:

Total Liabilities To Tangible Net Worth. As of April 1, 2004, Customer’s and Business Guarantors’ aggregate “Leverage Ratio” shall not exceed 1.25 to 1. As of June 30, 2004, and at all times thereafter, Customer’s and Business Guarantors’ aggregate Leverage Ratio shall not exceed 1.00 to 1. For purposes hereof, “Leverage Ratio” shall mean the ratio of Customer’s and Business Guarantors’ aggregate total liabilities to Customer’s and Business Guarantors’ aggregate Tangible Net Worth. The term “Tangible Net Worth” shall mean Customer’s and Business Guarantors’ aggregate net worth as shown on Customer’s regular financial statements prepared in accordance with GAAP, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Customer or Business

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Collegiate Pacific Inc.
April 28, 2004
Page No. 3

Guarantors by officers, shareholders or affiliates of Customer or Business Guarantors. “Intangible Assets” shall mean the total amount of goodwill, patents, trade names, trade or service marks, copyrights, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, and such other assets as are properly classified as “intangible assets” of the Customer and Business Guarantors determined in accordance with GAAP.

Section 3.3 (j) of the Loan Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

No Loans/Transfers Of Assets. Except upon the prior written consent of MLBFS, Customer and Business Guarantors shall not directly or indirectly lend any moneys, or transfer any assets or property, to any other person or entity other than arms length transfers for fair consideration in the ordinary course of business, except for an existing loan in the principal amount of $200,000.00 from Boo Acquisition Corp/Kessler Team Sports, Inc. to one of its vendors.

Section 3.3 (k) of the Loan Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

Permitted Acquisitions. Notwithstanding the terms of Section 3.3 (g), Customer or Business Guarantors shall not without the prior written consent of MLBFS directly or indirectly acquire the assets or stock of any other entity, except upon satisfaction of the following conditions (each a “Permitted Acquisition”): (i) before and after giving effect to the contemplated Permitted Acquisition, there is no default under this Loan Agreement or any of the other Loan Documents; (ii) the entity Customer or Business Guarantor is requesting to purchase or the business from which Customer or Business Guarantor is requesting to purchase assets is in the same line of business as the Customer or Business Guarantor and had reported positive EBITDA for the immediately preceding fiscal year; (iii) MLBFS receives a first lien on all assets to be acquired, (iv) Customer or Business Guarantor shall have delivered to MLBFS notice not less than 60 days prior to the consummation of such acquisition, a “Deal Term Sheet” outlining the terms of such proposed acquisition and pro-forma financial statements and covenant compliance sheets, projected as of the close of such acquisition with CFO certification in form and substance satisfactory to MLBFS reflecting pro-forma compliance with this Loan Agreement and the other Loan Documents after the consummation of any such acquisition; (v) within any 12 month period, whether for one acquisition or more than one acquisition, the “Acquisition Costs” shall not exceed an aggregate amount in excess of $500,000.00 (“Acquisition Costs” herein shall mean the sum of (A) the cash consideration paid or agreed to be paid, plus (B) the fair market value of all non-cash consideration to be paid, plus (C) an amount equal to the principal or stated amount of all liabilities to be assumed or incurred in connection therewith plus (D) capital expenditures anticipated to be incurred for the 12 month period following any such acquisition) and (vi) Customer and Business Guarantor shall have provided and MLBFS shall be satisfied with such other information, documents and other items as MLBFS shall have requested, including but not limited to the financial statements of the acquisition target, copies of acquisition documents, full and complete subordination of all indebtedness incurred by Customer and Business Guarantor in connection with the acquisition to the Obligations owed to MLBFS until such Obligations are paid in full and amendments to this Loan Agreement and any of the other Loan Documents required by MLBFS, containing such terms as MLBFS requires and as are customary for senior debt incurred to finance acquisitions, including without limitation any opinion of counsel.

Section 3.3 (m) of the Loan Agreement is hereby added as follows:

Total Debt to EBITDA. Customer and Business Guarantors’ aggregate “Total Debt to EBITDA Ratio” shall not at any time exceed 3.0 to 1. For purposes hereof, “Total Debt to EBITDA Ratio” shall mean the ratio of (a) all debt for borrowed money including all outstanding and unused availability under any revolving credit facility, and including debt to MLBFS, to (b) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges; all as

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Collegiate Pacific Inc.
April 28, 2004
Page No. 4

determined on a trailing 12-month bases as set forth in Customer and Business Guarantors’ regular quarterly financial statements prepared in accordance to GAAP.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

By their execution of this Letter Agreement, the below-named Guarantors hereby consent to the foregoing modifications to the Loan Documents, and hereby agree that the “Obligations” under their respective Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantors acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor any of said Guarantors have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) neither Customer nor any of said Guarantors have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, and each of the conditions specified above shall have been met to our satisfaction, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer and the Guarantors shall have executed and returned the duplicate copy of this Letter Agreement and the other documents enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement and such other documents as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer and the Guarantors do not execute and return the duplicate copy of this Letter Agreement and said other documents within 2 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 2-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:	/s/ Wendy Champion

Wendy Champion
Division Documentation Manager

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Collegiate Pacific Inc.
April 28, 2004
Page No. 5

Accepted:

Collegiate Pacific Inc.

By:	/s/ William R. Estill

Printed Name:	William R. Estill

Title:	Chief Financial Officer

Approved:

Tomark Sports, Inc.

By:	/s/ William R. Estill

Printed Name:	William R. Estill

Title:	Chief Financial Officer

Kesslers Team Sports, Inc.

By:	/s/ William R. Estill

Printed Name:	William R. Estill

Title:	Chief Financial Officer

Private Client Group

Merrill Lynch Business
Financial Services Inc.
222 North LaSalle Street
17th Floor
Chicago, Illinois 60601
(312) 499-3117
FAX: (312)368-1387

April 28, 2004

Mr. Bill Estill
Chief Financial Officer
Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, TX 75234

                    Re: WCMA Line of Credit Increase and Extension

Dear Mr. Estill,

I am pleased to advise you that the request of Collegiate Pacific Inc. for an increase and extension of its WCMA Line of Credit has been approved upon the terms set forth in the enclosed Letter Agreement.

Note that, among other conditions in said Letter Agreement, in order for this increase and extension to become effective, one copy of the enclosed Letter Agreement and the other documents enclosed herewith must be fully executed and returned to me within 2 days from the date hereof.

If you have any questions, please call me at (312) 499-3117.

Very truly yours,

MERRILL LYNCH BUSINESS
FINANCIAL SERVICES INC.

By:	/s/ Wendy Champion

Wendy Champion
Division Documentation Manager

cc: Andrew Britton